EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-261381) on Form S-3 and the Registration Statement (No. 333-223991) on Form S-8 of Global Self Storage, Inc. of our report dated March 28, 2023, relating to the consolidated financial statements and the financial statement schedule of Global Self Storage, Inc., appearing in this Annual Report on Form 10-K of Global Self Storage, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 28, 2023